Exhibit 10.20 (d)

Name of Grantee:

Grant Date:

Number of Shares:

YOUNG BROADCASTING INC.

2004 EQUITY INCENTIVE PLAN

DEFERRED STOCK AGREEMENT

This Deferred Stock Award Agreement (the “Agreement”) contains the terms and conditions of the Deferred Stock Award of restricted stock units granted to you by Young Broadcasting Inc., a Delaware corporation (the “Company”).

1.             Grant of Deferred Stock.  The Company hereby grants to you, effective on the Grant Date (shown above), the right to receive              shares of Class [A] [B] Common Stock of the Company (“Shares”) following your termination of employment as described in Section 6 below.  Before the Shares are delivered to you, they are referred to in this Agreement as “Deferred Stock.”  Until the Shares are delivered to you, you will have no rights as a stockholder of the Company with respect to the Deferred Stock.

2.             2004 Equity Incentive Plan Governs.  The Award and this Agreement are subject to the terms of the Young Broadcasting Inc. 2004 Equity Incentive Plan (the “Plan”).  The Plan is incorporated in this Agreement by reference and all capitalized terms used but not defined in this Agreement have the meaning set forth in the Plan.  By accepting this Award, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and acknowledge that the Award is subject to all the terms and provisions of the Plan.  You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan.

3.             Vesting.  The number of shares of Deferred Stock set forth below shall vest as of the “Vesting Dates” specified in the table below, provided that you have not had a Termination of Affiliation prior to such Vesting Date.

Vesting Date	Number of Shares Vesting

Except as provided in Section 4, if you have a Termination of Affiliation prior to a Vesting Date, you will immediately forfeit all unvested shares of Deferred Stock, and all of your rights to and interest in such remaining unvested Deferred Stock shall terminate upon forfeiture without payment of any consideration.

4.             Acceleration of Vesting.  Notwithstanding Section 3, upon your Termination of Affiliation due to death or Disability, all shares of Deferred Stock granted hereunder shall immediately vest.

5.             Transfer Restrictions.  The Deferred Stock may not be sold, assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

6.             Delivery of Common Stock in Settlement of Deferred Stock.  The Company will deliver Common Stock certificates to you in settlement of all vested shares of Deferred Stock on the last business day of the week following the week of your Termination of Affiliation for any reason or no reason (the “Settlement Date”); provided that no such delivery shall be made until you have delivered to the Company the amount necessary for the Company to satisfy its federal, state and local employment and income tax withholding obligation as provided in Section 13.

You shall have no right to receive the Common Stock certificates in settlement of the Deferred Stock until the Settlement Date and shall have no rights as a stockholder of the Company with respect to the Deferred Stock until the Company delivers such Common Stock certificates.  Upon issuance of the shares of Common Stock in your name in settlement of the Deferred Stock, you will be the holder of record of such Common Stock and will have all rights of a stockholder with respect to such Shares (including the right to vote such Shares at any meeting of shareholders of the Company and the right to receive all dividends paid with respect to such Shares).

7.             Dividend Equivalents on Deferred Stock.  Whenever dividends are paid or distributions made with respect to shares of Common Stock, you will be credited with Dividend Equivalents (as defined in the Plan) with respect to the Deferred Stock credited to you as of the record date for such dividend or distribution.  Such Dividend Equivalents will credited to you in the form of additional shares of Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the fair market value of a share of Common Stock at the payment date of the dividend or distribution.  The additional Deferred Stock credited to you pursuant to this Section 7 will be subject to the same vesting and delivery conditions that apply to the shares of Deferred Stock with respect to which the Dividend Equivalents are issued.

8.             Grantee Certification; Cancellation and Rescission of Award.  Upon settlement of this Award upon your Termination of Affiliation, you shall certify on a form acceptable to the Committee that you have not engaged in any Wrongful Activities (as defined in the Plan and which also includes a breach of any one or more of the restrictive covenants in Section 9 below).  In addition, the settlement of this Award shall be cancelled and/or rescinded if the Committee determines that you have engaged in any Wrongful Activities at any time prior to the settlement of this Award or at any time during the one (1) year period following such settlement.  In the event this Award is cancelled or rescinded pursuant to this Section 8, you shall be required to return to the

Company any cash, Shares or other property you receive upon Settlement of this Award (or, if you have sold such Shares or other property, any gain you realized upon the sale of such Shares or other property) and upon return of any such Shares or other property to the Company, the Company shall return to you the lesser of (a) the amount that you paid to the Company for such Shares or other property or (b) the Fair Market Value of such Shares or other property determined as of the date such Shares or property are returned to the Company.

9.             Restrictive Covenants.  By accepting the Award under this Agreement, you agree to the following restrictive covenants and acknowledge that a breach of any one or more of the following covenants could be determined to be a Wrongful Activity (as defined in the Plan) by the Committee and as described in Section 8 above.

(a)                                  Confidentiality.  You acknowledge that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their businesses, operations, employees and customers (“Confidential Information”).  You recognize that the Confidential Information is the sole and exclusive property of the Company and its Affiliates, and that disclosure of Confidential Information would cause damage to the Company and its Affiliates.  You shall not at any time disclose or authorize anyone else to disclose any Confidential Information or proprietary information that is (i) disclosed to or known by you as a result or consequence of or through your employment with the Company, (ii) not publicly or generally known outside the Company and (iii) relates in any manner to the Company’s business.

(b)                                 Non-Competition.  You understand that you may be exposed to confidential information and trade secrets of the Company or its customers, including (without limitation) intimate knowledge of customers, supplier requirements, business procedures, price lists, financial data, records and customer lists (hereinafter called “Confidential Information”).  Confidential Information has been and will continue to be developed for the commercial advantage and at the expense of the Company and it is important to the Company to maintain the proprietary and confidential nature of Confidential Information to the fullest extent possible.  Upon Termination of Affiliation for any reason, you shall not take any notes, manuals, records, charts, customer or supplier lists or other documents or things containing in whole or in part any of the Company’s Confidential Information.  All Confidential Information shall, upon Termination of Affiliation, be returned to the Company.

(c)                                  Non-Disparagement.  For a continuous uninterrupted period of one (1) year after your Termination of Affiliation regardless of the reason thereof, you will not directly or indirectly, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or other business association, make any statement or disclosure that disparages the Company or any of its Affiliates and is intended or reasonably likely to result in material harm to the Company or any of its Affiliates, provided, however, that the provisions of this subsection (i) shall not apply to your testimony as a witness, compliance with other legal obligations, your assertion or defense against any claim of breach of this Agreement, or statements or disclosures to members of the Board of Directors of the Company, and (ii) shall not require false statements or disclosures to be made.

(d)                                 Remedy.  You understand and agree that irreparable harm will result from any breach of this Section 9 and monetary damages will not provide adequate relief or remedy.  Accordingly, you and Company specifically agree that, in the event that you shall breach any of your obligations under this Section 8, the Company shall be entitled to injunctive relief and, without limiting the generality of the foregoing, the Company shall be allowed to pursue any and all remedies it may have at law or in equity for such breach.

10.           No Special Employment Rights.  Neither the granting nor the vesting of the Deferred Stock under this Agreement shall be construed to confer upon you any right with respect to the continuation of your employment by the Company (or any Affiliate of the Company) or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease your compensation from the rate in existence as of the date hereof.

11.           Investment Intent; Transfer Restrictions.  You will acquire any Common Stock issued in settlement of the Deferred Stock for your own account for investment purposes only and not with a present view to, or for resale in connection with, any distribution thereof, or any direct or indirect participation in any such distribution, in whole or in part, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  No arrangement exists between you and the Company and any other person regarding the resale or distribution of any Common Stock to be delivered in settlement of the Deferred Stock.  You understand that the right to transfer unrestricted shares of Common Stock obtained upon settlement of the Deferred Stock is not permitted absent registration under the Securities Act or an exemption therefrom.

The Company may, without liability for its good faith actions, place legend restrictions upon the unrestricted Common Stock obtained upon settlement of the Deferred Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws.

12.           Amendment.  Subject to the terms and conditions of the Plan, the Board or the committee appointed by the Board to administer this Plan, whichever shall then have authority to administer the Plan, may amend this Agreement subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes and the provisions of the Plan.

13.           Tax Withholding.  Whenever any Common Stock is delivered in settlement of Deferred Stock under the terms of this Agreement (a “Taxable Event”), you must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding (including FICA) tax requirements relating to such Taxable Event.  The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to you; (iii) authorizing the Company to withhold from the Shares of Common Stock deliverable to in settlement of Deferred Stock, as applicable, a number of Shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iv) delivering to the Company unencumbered “Mature Shares” (as defined below) of Common Stock having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.  The Company will not deliver the Shares of Common Stock otherwise deliverable to you in settlement of Deferred Stock unless you remit (or in appropriate cases agree to remit) all withholding tax requirements relating to the Taxable Event.

The term “Mature Shares” as used herein shall mean shares of Common Stock for which the holder has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

14.           Notices.  Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to you, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

15.           Administration.  The Board or the Committee, whichever shall then have authority to administer the Plan, shall interpret and construe the Plan and this Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

16.           Governing Law.  The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the Delaware.

17.           Tax Consultation.  Your signature on this Agreement means that you understand that you will incur tax consequences as a result of vesting or disposition of the Deferred Stock.  You agree to consult with any tax consultants you think advisable in connection with the vesting of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

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YOUNG BROADCASTING INC.

By:
James A. Morgan
Executive Vice President

GRANTEE:

I accept the terms and conditions of my Deferred Stock award as set forth in this Agreement, subject to the terms and conditions of the Plan.

[Name of Grantee]

Dated as of